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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT

           EMPLOYMENT AGREEMENT dated this 29th day of April, 1999 effective as of the 8th day of October, 1998 between VIRTUAL TECHNOLOGY CORPORATION, a Minnesota corporation (the "Corporation") with its principal office at 3100 W. Lake Street, Suite 400, Minneapolis, MN 55416, and GREGORY APPELHOF, an individual residing at 219 Homedale Road, Hopkins, Minnesota 55343 ("Executive").

           WHEREAS, the Corporation wishes to retain the services of Executive as President of the Corporation and Executive is willing, upon the terms and conditions set forth herein, to serve as such.

           NOW THEREFORE, in consideration of the foregoing and the agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree, intending to be legally bound, as follows:

         1. EMPLOYMENT. Subject to the terms and conditions hereinafter set forth, the Corporation hereby employs Executive as President of the Corporation, and Executive hereby accepts such employment.

         2. TERM. The term of Executive's employment under this Agreement shall commence as of October 8, 1998 (the "Commencement Date") and shall remain in full force and effect unless terminated earlier pursuant to Section 6 hereof (the "Employment Term"). On each anniversary of the Commencement Date, Executive and the Board of Directors of the Corporation (the "Board") will mutually agree to the compensation to be paid to Executive during the ensuing year; provided, however, that Executive's overall compensation package (consisting of base salary, bonuses, stock options and benefits) in any particular year shall not be less than the amounts specified in Section 5 below.

         3. DUTIES. During the Employment Term, Executive shall render his services to the Corporation as President, such duties and authority not to be diminished. Executive agrees to (i) faithfully and diligently perform the acts and duties of his office and such other duties as are consistent with his position as are reasonably assigned to him by Kenneth Israel, the current Chairman and CEO of the Corporation or the Board, (ii) devote his full business time (minimum of 40 hours per week), efforts and entire energy and skills to the business of the Corporation and (iii) use his best efforts to promote the interests of the Corporation. Executive shall have the sole authority and discretion to hire new employees and to terminate existing employees other than the appointment of the Chairman of the Corporation. It is the intent of the parties that Executive shall be promoted to Chief Executive Officer of the Corporation after the first six (6) months of this Agreement. At that time, the parties shall discuss the appropriateness of such promotion.

         4. MEMBER OF BOARD. As of the Commencement Date, the Board shall create a new directorship and elect Executive to fill it. Thereafter, Executive's continuing directorship shall be subject to the vote of the Corporation's shareholders at the Corporation's annual meetings. The Corporation hereby grants to Executive in his capacity as director of the Corporation a non-incentive stock option to purchase an aggregate of 30,000 shares of the



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Corporation's common stock (the "Director Option") at an exercise price of $1.00 per share. The Director Option shall vest as follows: on the first anniversary date of this Agreement, 10,000 shares subject to said option shall vest and be immediately exercisable, on the second anniversary date of this Agreement, an additional 10,000 shares shall vest and be immediately exercisable, and on the third anniversary date of this Agreement, an additional 10,000 shares shall vest and be immediately exercisable. Upon each vesting, the Director Option shall be exercisable for a period of 5 years. The parties shall enter into the Corporation's standard Stock Option Agreement used for its directors as soon as practicable but if no such agreement is entered into, this shall constitute such agreement. Additional options shall be granted as agreed upon by the parties in the event Executive continues as a director after three years from the date hereof.

         5. COMPENSATION AND RELATED MATTERS. The Corporation shall pay Executive compensation and benefits as follows:

         (a) BASE COMPENSATION. In full consideration of the services to be rendered by Executive (including serving as a director), the Corporation shall pay Executive during the Employment Term an initial annual base salary of One Hundred Fifty Thousand ($150,000) which may be further reviewed and adjusted periodically by the Board (the "Base Salary"). The Corporation's obligation to pay the Base Salary shall begin to accrue on the Commencement Date and shall be payable in equal installments in accordance with the usual payroll practices of the Corporation which are in effect from time to time during the Employment Term, but in no event less frequently than monthly. Executive's Base Salary shall be subject to all applicable withholding and other taxes to the extent required by law.

         (b) BONUSES.

             (1) GUARANTEED BONUS. During the Employment Term, Executive shall be entitled to a minimum bonus of $25,000 for each fiscal quarter payable in one lump sum in cash by the 15th day of the beginning of each such quarter (the "Guaranteed Bonus"). The Guaranteed Bonus shall be paid irrespective of the sales revenues achieved by the Corporation. If Executive is employed on the first day of a new quarter, the Guaranteed Bonus shall be paid.

             (2) PERFORMANCE BONUS. During the Employment Term, Executive shall be entitled to a performance bonus (the "Performance Bonus") for each fiscal quarter in an amount equal to a percentage of the Corporation's Net Sales as set by the Board. The term "Net Sales" means the total amount invoiced by the Corporation from the sale of any type of product or services (including advertising revenues) less discounts, allowances and similar deductions and less sales tax, duties or other similar charges computed in accordance with generally accepted accounting principles consistently applied. The Performance Bonus shall be computed by the controller of the Corporation as soon as practicable following the end of the fiscal year of the Corporation and payable in one lump sum in cash not later than 45 days from the end of such fiscal year. Any adjustments to the Net Sales determined as a result of the Corporation's annual audit shall be made and Executive shall be paid the remainder of the Performance Bonus at the earlier of the time the audit is approved by the Board or May 31st. Within thirty (30) days of the end of each fiscal year, the Corporation and the Executive shall mutually determine the Net Sales Thresholds for calculating the Performance Bonus for the ensuing year. In any fiscal year wherein Executive is employed for a period less than the full fiscal year, the Performance Bonus and all calculations



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related thereto shall be prorated for the actual number of days during which Executive was employed in such year. Executive shall also be entitled to such further bonus as the Board, in its discretion, deems appropriate.

             (3) STOCK OPTION.

The Corporation hereby grants to Executive on the Commencement Date a non-transferable, stock option under and subject to the Company's 1999 Long-Term Incentive Plan to purchase (subject to vesting) all or any part of an aggregate of 1,250,000 shares of the common stock of the Corporation at an exercise price of $1.00 per share (the "Option"). The vesting schedule and the exercise price for the shares underlying the Options is as follows:

--------------------------------------------------------------------------------
Grant Date          Quantity             Strike Price         Vesting Date
--------------------------------------------------------------------------------
10/08/98            500,000              $1.00                04/08/99
--------------------------------------------------------------------------------
10/08/98            500,000              $1.00                10/08/99
--------------------------------------------------------------------------------
10/08/98            125,000              $1.00                10/08/01
--------------------------------------------------------------------------------
10/08/98            125,000              $1.00                10/08/02
--------------------------------------------------------------------------------


Upon the Vesting Date, the shares vested shall be immediately exercisable in whole or part and shall be exercisable for a period of ten (10) years. Executive may exercise the Option by delivering previously acquired shares of the Corporation's common stock or by decreasing the number of shares underlying the Option pursuant to the terms of a Stock Option Agreement for the Option in the form of Exhibit B annexed hereto to be executed on the date hereof (the "Stock Option Agreement"). Notwithstanding the foregoing, in the event of a change of control or ownership of the Corporation as defined in the Stock Option Agreement, the Option shall vest in full and be immediately exercisable for a period of ten (10) years. The Corporation hereby covenants and agrees that it shall register the shares underlying the Option and the Director Option with the Securities and Exchange Commission within six months of the date of this Agreement so that such shares are not subject to Rule 144 of the Securities and Exchange Act of 1934. If the Corporation fails to timely comply with the such covenant, the Corporation shall be liable to Executive for damages resulting from Executive's failure to sell the Corporation's common stock because of Rule
144. In the event the Corporation engages in a public offering of its common stock, upon the request of the investment banking firm underwriting such offering, Executive agrees to sign a lock-up agreement on terms and conditions no more or less favorable than those signed by other insiders of the Corporation, but in no event to exceed a term of one year.

         (d)  BENEFITS.

             (i) VACATION. Executive shall be entitled to four (4) weeks paid vacation per fiscal year of the Corporation at times chosen by Executive but taking into consideration the needs of the Corporation. In the event Executive does not take all vacation to which he is entitled in any fiscal year, Executive shall be entitled to take up to one week of such vacation in the next following fiscal year (but not to be carried over into the second succeeding fiscal year).

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             (ii) CAR AND PHONE EXPENSE ALLOWANCE; EXPENSES. The Corporation
shall provide Executive with a $500 per month expense allowance for Executive's automobile. Cellular phone expenses will be reimbursed as incurred by Executive in carrying out his duties hereunder. Executive shall be entitled to receive prompt reimbursement for all other reasonable expenses incurred by Executive in performing services hereunder provided Executive complies with the Corporation's policies and procedures established from time to time to document such expenses.

             (iii) EMPLOYMENT BENEFIT PLAN. During the Employment Term, Executive shall be entitled to (i) participate, subject to qualification requirements, in medical or other insurance or hospitalization plan and policies which are presently in effect or hereinafter instituted by the Corporation and applicable to its executive officers generally, and (ii) participate, subject to classification requirements and continued maintenance thereof by the Corporation, in other employee benefit plans, such as profit sharing plans, which are from time to time applicable to the Corporation's executive officers generally. If the Corporation has no medical/health plan providing insurance coverage to its employees for which Executive (including his wife and four minor children) would be eligible to participate under, the Corporation shall timely pay (or reimburse Executive for) the premiums for Executive's existing health insurance with Blue Cross/Blue Shield including any COBRA payments.

         (e) ADDITIONAL BENEFITS. Executive shall be entitled to such other employment benefits as the Board may determine in its sole discretion from time to time.

         6. TERMINATION. Executive's employment hereunder may be terminated as follows:

         (a) CAUSE. The Corporation may terminate Executive's employment immediately upon notice to Executive for "cause," which shall mean (i) a final non-appealable adjudication in a criminal or civil preceding that Executive has committed a fraud or a felony relating to or adversely affecting his employment, or (ii) insubordination or other substantial willful refusal by Executive in fulfilling his duties and obligations hereunder which Executive fails to remedy within thirty (30) days after written demand from the Board detailing with specificity the nature of such breach. In the event that Executive's employment is terminated hereunder for "cause," the Corporation shall have the following obligations to Executive in addition to those required by law (i) Base Salary and the Bonuses pursuant to Section 5(b) earned by Executive as of the date of termination, and (ii) Executive shall have 90 days to exercise that portion of the Stock Option Agreement vested through the time of such termination with all other rights thereunder being forfeited.

         (b) WITHOUT CAUSE. The Corporation may terminate Executive's employment hereunder at any time upon thirty (30) days' notice to Executive, without "Cause" (as defined above), for any reason or no reason. Upon any such termination of Executive, Executive shall be entitled as a severance payment to that number of months' salary as set forth below times the then applicable Base Salary rate (the "Severance Payment"):

             (i) if the employment was less than one year (from the Commencement Date), six months' Base Salary;

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             (ii)  if the employment was more than one year (from the
                   Commencement Date) but less than two years, twelve months' Base Salary; and

             (iii) if the employment was more than two years (from the
                   Commencement Date), eighteen months' Base Salary.

Such payments shall be made in a lump sum payment on the last date of employment whether or not the Company enforces Executive's non-compete obligations set forth in Section 8. In addition, the Stock Option Agreement shall remain in full force and effect with respect to that portion of the Option vested through the time of such termination in accordance with its terms.

         (c) RESIGNATION. Upon any voluntary termination of employment by Executive, the Corporation shall have no further obligations (except as required by law) to Executive except for Base Salary and Bonuses pursuant to Section 5(b) earned by Executive as of the date of termination and the Stock Option Agreement shall remain in full force and effect with respect to that portion of the Option vested through the time of such termination in accordance with its terms. Notwithstanding the preceding sentence, in the event Executive's resignation is requested by the Board other than for "cause", such termination shall be deemed a termination without cause and subject to the provisions of Section 6(b) above.

         (d) DEATH OR DISABILITY. Executive's employment hereunder shall terminate upon his death or disability. In either event, Executive or his estate, as applicable, shall be entitled to receive the same payments Executive would have received had Executive been terminated "without cause" pursuant to
Section 6(b) above. Executive, or his estate, as applicable shall also be entitled to exercise that portion of the Option vested through the date of such death or disability in accordance with the terms of the Stock Option Agreement. Executive shall be deemed to have become permanently disabled if in any year during the Employment Term, because of ill health, physical or mental disability, or for other causes beyond the control of Executive, Executive has been continuously unable or unwilling or has failed to perform Executive's duties for 120 consecutive days, or if, during any year of the employment period, Executive has been unable or unwilling or has failed to perform his duties for a total of 150 days, consecutive or not. The term "any year of the employment period" means any period of 12 consecutive months during the Employment Term. A determination of disability shall be made upon written agreement of the Corporation and Executive, or the legally appointed guardian of Executive if he is incompetent. If the parties do not agree, the determination of disability shall be made by three physicians. The Corporation shall name one physician, Executive or legal guardian shall select one physician, and the two physicians shall jointly select a third physician. The majority decision of the three physicians shall be determinative in all respects. Executive agrees to submit to a reasonable number of medical examinations for determination purposes. If the cause of the disability appears to be primarily of a mental, rather than a physical nature, then the physicians shall be psychiatrists or psychologists licensed to practice within the State of Minnesota. The Corporation shall pay the cost of examinations relating to the issue of disability. Any period of disability shall be included in determining the amounts payable under this Section.

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         7. CONFIDENTIALITY. Executive agrees that he will not use or disclose, or permit others to use or disclose (other than other executives or representatives of the Corporation), any trade secrets, confidential information, data or records relating to the business, techniques, operations and condition (financial or otherwise) of the Corporation which is not generally known or available through other lawful sources. On termination of Executive's employment for any reason, Executive shall deliver promptly to the Corporation all such property of the Corporation in the possession or power of Executive or directly or indirectly under the control of Executive.

         8. NON-COMPETITION AND NON-SOLICITATION.

         (a) NO COMPETITION. So long as Executive is employed by the Corporation, and for a period of two (2) years after Executive's termination of employment for any reason (the "Non-Compete Period"), Executive shall not, directly or indirectly, throughout the world (the "Territory") whether as an individual, independent consultant, investor, officer, director, employee, shareholder, or other owner of any corporation, firm, partnership, trust, sole proprietorship, limited liability company, limited liability partnership, or other business entity, engage in a business which directly competes with the Corporation. The provisions of this Section 8(a) shall not apply to: (i) the ownership by Executive of the securities of any publicly traded corporation so long as Executive is not an affiliate of such corporation; and (ii) the ownership of securities of the Corporation.

         (b) NO SOLICITATION OF EXECUTIVES. For the Non-Compete Period, Executive shall not, whether voluntary or involuntary, directly or indirectly,
(i) solicit, induce or attempt to solicit or induce any employee or independent consultant of the Corporation to terminate his, her or its employment or relationship with the Corporation, or (ii) employ, engage or seek to employee or engage, any individual or entity who is, or was, employed or engaged by the Corporation, until the expiration of six (6) months following the termination of such person's or entity's employment or relationship with the Corporation.

         (c) CONSIDERATION FOR COVENANTS. In consideration for the covenants set forth in Sections 8(a) and 8(b), the Corporation shall continue to pay Executive his Base Salary and Guaranteed Bonus then in effect at the time of termination of employment for the Non-Compete Period (the "Non-Compete Payments"). If Executive is terminated pursuant to Section 6(a) for "cause", Executive shall be bound by such covenants but the Corporation shall not be obligated to pay Executive the Non-Compete Payments. The Non-Compete Payments shall be made in accordance with the Corporation's usual payroll practice then in effect from time to time but in no event less frequently than monthly. If Non-Compete Payments are not made, Employee shall be free to compete without restriction. The Non-Compete Payments are in addition to any Severance Payment pursuant to
Section 6(b) and are required to be paid regardless of whether the Non-Compete Payments are made.

         9. PROPERTY RIGHTS. Subject to the last sentence of this Paragraph 9, the Corporation shall acquire exclusive right, title, and interest to all inventions, discoveries, improvements, designs, ideas, know-how, technology and the like developed, conceived, or invented by Executive, in whole or in part, whether written or in some other form and whether



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or not patentable or eligible for protection under any copyright law. Despite the preceding sentence, nothing in this Paragraph 9 shall apply to an invention for which no equipment, supplies, facility or trade secret information of the Corporation is used and which is developed entirely on Executive's own time, and
(i) does not relate directly to the business of the Corporation or to the Corporation's actual or demonstrably anticipated research or development, or
(ii) which does not result from any work performed by Executive for the Corporation.

         10. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and delivered by hand. Notices shall be effective upon receipt with confirmation.

         11. NO ASSIGNMENT. Neither party may assign this Agreement without the prior written consent of the other party. This Agreement shall be binding on and inure to the benefit of the successors and assigns of the Corporation and the heirs, executors, personal and legal representatives of Executive.

         12. LEGAL EXPENSES. The Corporation agrees to pay the legal and advisory expenses incurred by Executive in connection with the negotiation of this Agreement and the other agreements required hereunder upon invoice not to exceed $7,500.

         13. MISCELLANEOUS. The failure of any party to insist on the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith. This Agreement constitutes the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior or contemporaneous negotiations, representations, agreements and understandings (both oral and written) of the parties relating thereto. No supplement, modification or amendment of this Agreement or waiver of any term hereunder shall be binding unless it is in writing and executed by the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

THE CORPORATION:                          VIRTUAL TECHNOLOGY CORPORATION


                                          By: /s/ Ken Israel
                                              --------------------------------
                                              Name:  Ken Israel
                                              Title: Chairman

                                              /s/ Gregory Appelhof
EXECUTIVE:                                    --------------------------------
                                                  Gregory Appelhof


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